TERM LOAN AGREEMENT
    THIS TERM LOAN AGREEMENT (this "Agreement") is made as of April 3, 2025 by and between CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership ("Borrower"), and COMERICA BANK ("Bank").

1.DEFINITIONS OF TERMS USED IN THIS AGREEMENT.
1.1Additional Environmental Indemnity: Shall have the meaning ascribed to such term in Article 9 hereof.
1.2Additional Guarantor: An entity that (i) owns a direct or indirect interest in Borrower, (ii) possesses, in Bank's sole and absolute determination, the creditworthiness, net worth, liquidity and other financial characteristics not less than those of Guarantor as of the date hereof, and (iii) is otherwise acceptable to Bank in its sole and absolute discretion.
1.3Additional Guaranty: Shall have the meaning ascribed to such term in Article 9 hereof.
1.4Affiliate: With respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 25% or more of the ownership interests of such other Person having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
1.5Appraisal: A written appraisal of the Property and Improvements prepared by an Appraiser and requested by or delivered to Bank, in each case in form, content and methodology satisfactory to Bank, in Bank's reasonable discretion, and in compliance with all applicable legal and regulatory requirements (including the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 U.S.C. §§ 3331, et seq., as amended (or any successor statute thereto), and the regulations promulgated thereunder).
1.6Appraiser: Any independent certified appraiser selected by Bank who meets all regulatory requirements applicable to Bank, who is a member of the Appraisal Institute with a national practice and who has experience with real estate of the same type as the Property and Improvements to be appraised.
1.7Approved Lease: Shall have the meaning ascribed to such term in Section 8.3 hereof.
1.8Beneficial Ownership Certification: Means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Bank.
1.9Beneficial Ownership Regulation: Means 31 C.F.R. § 1010.230.
1.10Borrower's Interest Rate: The per annum rate of interest to be paid to Bank with respect to the Loan, absent an Event of Default, as set forth in the Note.

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1.11Boston Scientific: Means Boston Scientific Corporation, a Delaware corporation.
1.12Business Day: Shall, except as used in the definition of "Treasury Note Rate" below, have the meaning ascribed to such term in the Note.
1.13Debt Service Coverage Ratio: A fraction, the numerator of which is the Net Operating Income from the Project before payment of debt service for the preceding three-month period, annualized and normalized, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Bank, equivalent to the interest that would accrue on the then outstanding principal balance of the Loan plus any undisbursed portion of the Loan (if any) during a twelve-month period, at a rate of interest which is the greater of (i) seven percent (7.0%) per annum, (ii) the rate of two percent (2.00%) per annum above the Treasury Note Rate (herein defined), or (iii) the Applicable Interest Rate (as defined in the Note) and (b) an amount for such period, as reasonably determined by Bank, equivalent to the amount of principal that would be payable during such twelve-month period, according to a schedule that would fully amortize the then outstanding principal balance of the Loan plus any undisbursed portion of the Loan (if any) over a 30-year period given the foregoing rate of interest.
1.14Default: An event that with the giving of notice and/or the passage of time would become an Event of Default.
1.15Default Rate: The per annum rate of interest specified in the Note which shall be in effect in the event of a "Default" (as defined in the Note) or during an Event of Default hereunder.
1.16Disbursement Schedule: The schedule of disbursement of the Loan proceeds attached hereto as Exhibit A.
1.17Draw Request: A draw request in a form reasonably acceptable to Bank.
1.18Environmental Indemnity: The unsecured Environmental Indemnity executed by Borrower and Guarantor in favor of Bank dated as of even date herewith, and, as applicable, the Additional Environmental Indemnity, as the same may be modified or amended from time to time.
1.19Environmental Report: Collectively, (a) that certain Phase I Environmental Site Assessment Report prepared by Bureau Veritas, and dated December 20, 2024 (Project No. 171692.24R000-001.135), (b) that certain Phase I Environmental Site Assessment Report prepared by EBI Consulting, and dated October 11, 2022 (Project No. 1122006844), and (c) that certain Environmental Peer Review prepared by SKA Consulting, L.P., and dated March 26, 2025 (Project No. 24010-0113).
1.20Event of Default: Shall have the meaning set forth in Article 9 hereof.
1.21Extension Period: Shall have the meaning ascribed to such term in Section 2.3.
1.22Extension Request: Shall have the meaning ascribed to such term in Section 2.3.
1.23Financial Statements: Financial statements of Borrower, Guarantor and such other Persons reasonably required by Bank including operating statements, balance sheets and such other financial reports that Bank may require, which financial statements may be prepared internally.

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1.24First Extended Maturity Date: Shall have the meaning ascribed to such term in Section 2.3.
1.25Governmental Authority: The authority of the United States, the state in which the Property is located, any political subdivision thereof, any city and any governmental or quasigovernmental agency, department, commission, board, bureau or instrumentality of any of them, or any court, administrative tribunal, or public utility.
1.26Governmental Requirements: Any present or future law, ordinance, order, rule or regulation of a Governmental Authority applicable to Borrower or the construction, maintenance, use, operation or sale of the Property.
1.27Guarantor: Creative Media & Community Trust Corporation, a Maryland corporation and, where applicable, Additional Guarantor, collectively, jointly, and severally.
1.28Guaranty: That certain Guaranty of even date herewith executed by Guarantor in favor of Bank, which guaranties the performance of Borrower's obligations specified therein, as the same may be modified or amended from time to time.
1.29Hazardous Substance or Hazardous Substances: Shall have the meaning ascribed to such terms in the Environmental Indemnity.
1.30Hedging Agreement: Any agreement relating to a Hedging Transaction entered into between Borrower (or an Affiliate of Borrower) and Bank (or an Affiliate of Bank).
1.31Hedging Transaction: Each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction or floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) relating to the Loan.
1.32Improvements: The approximately 231,240 square foot office campus consisting of eleven (11) low-rise buildings on approximately 16.7 acres and related improvements located at 3601 S Congress Avenue, Austin, Texas 78704.
1.33Initial Disbursement: The initial disbursement of proceeds of the Loan as set forth in Section 6.2.
1.34Initial Maturity Date: April 3, 2028.
1.35Letter Agreement: That certain letter agreement among Bank, Guarantor and Borrower, dated as of the date hereof, in connection with the incorporation of reference provisions into any agreement, instrument or document entered into by Borrower and/or Guarantor with or in favor of Bank.
1.36Litigation Amount: One Million Dollars ($1,000,000).
1.37Loan: The amount evidenced by the Note, i.e., Thirty-Five Million Five Hundred Thousand and No/100 Dollars ($35,500,000.00).
1.38Loan Documents: This Agreement, the documents and instruments listed in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.6, 4.1.7, 4.1.8, and 4.1.11, of this Agreement, and all documents given to Bank from time to time to secure the Loan, as the same may be modified or amended from time to time; provided, however, that the Guaranty and the Environmental Indemnity are not Loan Documents. Notwithstanding any provision of any Loan Document, neither Borrower's

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nor any Guarantor's obligations under the Environmental Indemnity nor any Guarantor's obligations under the Guaranty are secured by the Trust Deed.
1.39Loan Fee: The fee to be paid to Bank in consideration for Bank agreeing to make the Loan and entering into this Agreement, which fee shall not be subject to reduction or be refundable under any and all circumstances, and which fee is $266,250.00, payable upon Recordation.
1.40Loan Policy: That certain title insurance policy in the form of a Form T-2 Loan Policy of Title Insurance, insuring that upon Recordation, Borrower owns fee simple title to the Project and that the Trust Deed is a valid first lien on the Project in the amount of the Note. The Loan Policy must provide affirmative insurance against mechanics liens and contain such endorsements as Bank requires, in Bank's sole discretion. Except as approved by Bank in writing prior to Recordation, the Loan Policy must not contain any survey exceptions, exceptions for rights of parties in possession, easements not of record or unpaid installments of special assessments (unless not yet due or payable), or any other exceptions to coverage not approved by Bank. The Loan Policy must contain such reinsurance agreements and direct access agreements as Bank may require.
1.41Loan-to-Value Ratio: At any time of determination, the ratio of (a) the outstanding principal balance of the Loan plus any undisbursed portion of the Loan (if any), to (b) the value of the Project on an "as-is" basis (determined by a new Appraisal ordered by Bank at Borrower's sole expense). The "as-is" value of the Project shall be determined by an Appraisal performed by an Appraiser engaged by Bank using a method which (a) conforms to then-current regulatory requirements, (b) is reasonably determined by Bank to be reasonable and appropriate under the circumstances, and (c) takes into account then-current market conditions, including vacancy factors, estimated date of stabilization, rental rates and concessions, all as reasonably determined by Bank.
1.42Management Agreement: Shall have the meaning ascribed to such term in Section 8.13 hereof.
1.43Material Adverse Effect: Shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of Guarantor (provided, however, that no Material Adverse Effect pursuant to this clause (a) shall be deemed to have occurred so long as Guarantor continues to satisfy the financial covenants in Section 18(a) of the Guaranty), (b) the ability of Guarantor to perform its obligations under any Guaranty, the Environmental Indemnity or any other Transaction Document to which it is a party, or (c) the validity or enforceability of any Guaranty, the Environmental Indemnity or any other Transaction Document to which Guarantor is a party, or the rights or remedies of Bank thereunder.
1.44Maturity Date: Shall mean the Initial Maturity Date, as such date may be extended in accordance with the provisions of Section 2.3.
1.45Maximum Rate: Shall mean, at all times, the maximum rate of interest which may be charged, contracted for, taken received or reserved by Bank in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Bank to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Transaction Documents that constitute interest under applicable law.

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1.46Net Operating Income: Shall mean the amount of (a) Rental Income for the applicable three-month period of time in question, plus other regularly occurring, contractual payments received by Borrower with respect to the Project that are reasonably allocable to such period of time, less (b) the amount of Operating Expenses for such period of time.
1.47Note: The Advancing to Loan Amount Note of even date herewith executed by Borrower as maker and payable to Bank or order, in the principal amount of the Loan, as the same may be modified or amended from time to time.
1.48Operating Expenses: Shall mean any and all costs and expenses incurred in connection with the Project (or which should have been incurred to operate and maintain the Project in a commercially reasonable manner, as reasonably determined by Bank) during the applicable three-month time period in question, as reasonably determined by Bank, including without limitation (a) taxes and assessments imposed upon the Project which are reasonably allocable to such time period, (b) bond assessments which are reasonably allocable to such time period, (c) insurance premiums for casualty insurance and liability insurance carried in connection with the Project which are reasonably allocable to such time period, and (d) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance, and repair of the Project which are reasonably allocable to such time period. Operating Expenses shall not include any interest, principal, loan fees, extension fees or other payments on the Loan, or any depreciation, or any imputed or capital costs or expenses.
1.49PACE Loan: Shall mean (a) any "Property-Assessed Clean Energy loan" or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.
1.50Permitted Encumbrance: Shall mean (i) the lien and security interests created by this Agreement and the other Transaction Documents, (ii) all liens, encumbrances and other matters disclosed in the Loan Policy, (iii) liens, if any, for taxes imposed by any Governmental Authority not yet delinquent (but excluding any lien securing any PACE Loan or similar indebtedness with respect to Borrower and/or the Property) or being contested in good faith in accordance with the Transaction Documents, (iv) any lease of the Property (or any portion thereof) to a tenant entered into by Borrower in accordance with the terms and provisions of this Agreement (including any memorandum of lease related thereto), (v) easements for utilities and rights of way entered into by Borrower after Recordation in the ordinary course of business which do not have a material adverse effect on the use, operation or value of the Property, and (vi) encumbrances recorded against the Property following the date hereof with the prior written consent of Bank, which consent may be withheld by Bank in its sole discretion.
1.51Person(s): Any individual or entity, whether a trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, governmental agency or otherwise.
1.52Personal Property: That personal property now or hereinafter described in the Trust Deed and which is collateral for the Loan.
1.53Primary Tenant: Means the tenant under the Primary Lease, which shall be (a) Boston Scientific (or an Affiliate thereof), or (b) any other Person approved by Bank in its reasonable discretion.

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1.54Primary Lease: Means that certain lease contemplated to be entered into after the date hereof between Borrower and Primary Tenant, which lease shall (a) have a lease term of at least five (5) years, (b) contain a monthly rent equal to or greater than $30.00 per rentable square foot, (c) have a rent abatement equal to or less than one and one-half (1.5) months per year of the lease term, (d) be for the space commonly referred to as of the date hereof as "Building F", and (e) otherwise be (i) on Borrower's Lease Form (which may include commercially reasonable, non-material modifications thereto requested by Primary Tenant), or (ii) subject to the prior written approval of Bank (such approval not to be unreasonably withheld or delayed so long as no Event of Default exists).
1.55Project: The Property, the Improvements and the Personal Property.
1.56Project Expenses: Shall have the meaning ascribed to such term in Section 8.24 hereof.
1.57Project Income: Shall have the meaning ascribed to such term in Section 8.24 hereof.
1.58Property: That certain real property legally described in the Trust Deed, as the same may be modified or amended from time to time, and all Improvements constructed and/or to be constructed thereon.
1.59Property Manager: Shall mean CIM Management, Inc., a California corporation.
1.60Recordation: The act of recording the Trust Deed in the official records of the county in which the Property is situated.
1.61Rental Income: The rental income received by Borrower for the three-month period of time in question from the tenant leases of the Improvements which are then in effect (and as to which the tenants thereunder are in possession, and paying rent, and are not in default (beyond any applicable notice and/or cure period, if any)).
1.62Second Extended Maturity Date: Shall have the meaning ascribed to such term in Section 2.3.
1.63Statement of Insurance Requirements: Shall mean that certain Statement of Insurance Requirements dated as of even date herewith executed by Bank and acknowledged by Borrower, as the same may be modified or amended from time to time.
1.64Subordination of Property Management Agreement: Shall mean that certain Property Manager's Consent and Subordination of Management Agreement dated as of even date herewith among Borrower, Bank and Property Manager.
1.65Tenant Allowance Costs: Shall mean those costs incurred by Primary Tenant relating to the design and construction of the interior tenant improvements that will be permanently affixed to the Improvements and/or costs for moving, information technology, cabling and/or furniture, fixtures and equipment, which in all cases, are subject to reimbursement by Borrower in accordance with the Primary Lease.
1.66Title Insurer: The issuer of the Loan Policy required by Section 8.2 of this Agreement, i.e., Fidelity National Title Insurance Company.

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1.67Transaction Documents: The Loan Documents, the Environmental Indemnity, the Guaranty, and any other document evidencing, securing or relating to the Loan, as the same may be modified or amended from time to time.
1.68Treasury Note Rate: The yields reported, as of 10:00 a.m. (New York time) on any Business Day (hereinafter defined), on the display designated as "Page 678" on the Telerate Data Service (or such other display as may replace Page 678 on the Telerate Data Service) for actively traded U.S. Treasury securities having a maturity equal to ten (10) years, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable Business Day, in Federal Reserve statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between reported yields. The term "Business Day" as used in this paragraph means a day on which banks are open for business in New York, New York.
1.69Trust Deed: That certain Deed of Trust, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), executed by Borrower for the benefit of Bank dated as of even date herewith encumbering the Property and given to secure the Loan, as the same may be modified or amended from time to time.
1.70UCC-1 Financing Statement: The UCC-1 Financing Statement describing the Personal Property to be filed with the Secretary of State for the state where the Borrower is organized.
2.LOAN.
2.1Borrower has applied to Bank for the Loan for the purpose of financing the Project, payment of certain Tenant Allowance Costs, and for other costs related thereto.
2.2Subject to and upon the terms and conditions of this Agreement and the other Transaction Documents, and relying on the representations and warranties made to Bank in this Agreement and the other Transaction Documents, Bank and Borrower agree that Bank shall make the Loan to Borrower and Borrower shall accept the Loan upon the terms, conditions, covenants, representations and warranties contained herein. All Loan funds disbursed hereunder shall be evidenced by the Note, bear interest at the Borrower's Interest Rate or the Default Rate, as the case may be, and shall be secured by the Trust Deed.
2.3All principal owing on the Loan, and all accrued interest and other sums owing under the Transaction Documents not otherwise paid when due, shall be due and payable in full on the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date for two (2) successive twelve (12) month periods (each, an "Extension Period"), (a) to April 3, 2029 (the "First Extended Maturity Date"), and (b) if Borrower extends the Maturity Date to the First Extended Maturity Date, to April 3, 2030 (the "Second Extended Maturity Date"), upon written request by Borrower for such extension (each, an "Extension Request") made not less than thirty (30) days prior to (a) the Initial Maturity Date, with respect to the first such option, and (b) the First Extended Maturity Date, with respect to the second such option. Each Extension Request shall be granted, subject to and upon the following terms and conditions:
2.3.1No Default or Event of Default under this Agreement or any of the Transaction Documents shall have occurred and be continuing as of the date of the Extension

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Request or as of (a) the Initial Maturity Date, with respect to the first extension, or (b) the First Extended Maturity Date, with respect to the second extension;
2.3.2Borrower shall have paid to Bank on or prior to the applicable Maturity Date an extension fee in the amount of one quarter of one percent (0.25%) of the total outstanding principal balance of the Loan plus any undisbursed Loan proceeds (if any) determined as of (a) the Initial Maturity Date, with respect to the first extension, and (b) the First Extended Maturity Date, with respect to the second extension;
2.3.3As of (a) the Initial Maturity Date, with respect to the first extension, and (b) the First Extended Maturity Date, with respect to the second extension, the Project shall have achieved a Debt Service Coverage Ratio of at least 1.75:1.00; provided, however, in the event that the required Debt Service Coverage Ratio is not met, then Borrower may pay down the outstanding principal balance of the Loan (without premium or penalty, other than the interest rate breakage fees described in the Note) such that the required Debt Service Coverage Ratio is met;
2.3.4As of (a) the Initial Maturity Date, with respect to the first extension, and (b) the First Extended Maturity Date, with respect to the second extension, and based upon a new Appraisal paid for by Borrower, the Loan-to-Value Ratio shall not exceed fifty percent (50%) based upon such new Appraisal; provided, however, in the event that the "as-is" value of the Project is not adequate to meet the required Loan-to-Value Ratio, then Borrower may pay down the outstanding principal balance of the Loan (without premium or penalty, other than the interest rate breakage fees described in the Note) such that the required Loan-to-Value Ratio is met; and
2.3.5The Title Insurer shall have agreed to issue (a) a nothing further letter and/or (b) to the extent available, endorsements to the Loan Policy in form and substance promulgated by the Texas Department of Insurance, insuring the continued first-lien priority of the Trust Deed, in each case reasonably acceptable by Bank. The cost of all such endorsements shall be paid by Borrower.
2.3.6If each of the foregoing conditions precedent are satisfied, and the Initial Maturity Date is extended as provided above to the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, the term "Maturity Date," as used herein and in the other Transaction Documents, shall thereafter mean the First Extended Maturity Date or the Second Extended Maturity Date, as applicable. For purposes of clarification, during each of the first and second extended terms of the Loan described in this Section 2.3, all terms and conditions of the Transaction Documents (other than the original Maturity Date) shall continue to apply, except that Borrower shall have no further right to extend the term of the Loan beyond the last extension option described above.
2.3.7All indebtedness and obligations owing hereunder and under the other Transaction Documents by Borrower shall be due and payable in full on the applicable Maturity Date. During each Extension Period, Borrower shall continue to make monthly principal and interest payments on the Loan in accordance with the terms and provisions of the Note.
2.4Borrower irrevocably waives the right to direct the application of any and all payments received at any time by Bank, from or on behalf of Borrower and specifically waives all provisions under applicable law giving Borrower the right to designate the application of payments. All amounts received by Bank, for application to the Borrower's obligations under the

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Transaction Documents shall be applied by Bank in the following order of priority: (a) to the payment of any fees then due and payable, (b) to the payments of all other amounts not otherwise referred to in this Section 2.4 then due and payable hereunder or under the other Loan Documents and the Environmental Indemnity (including any costs and expenses incurred by Bank as a result of a Default or an Event of Default), (c) to the payment of interest then due and payable on the Loan, and (d) to the payment of principal then due and payable on the Loan. Notwithstanding the foregoing, Borrower irrevocably agrees that, after the occurrence, and during the continuance, of an Event of Default, Bank shall have the continuing exclusive right to determine the order and method of the application of payments against the then due and payable obligations of Borrower in Bank's sole discretion and to revise such application prospectively or retroactively in Bank's sole discretion.
3.LOAN PROCEEDS. Upon Recordation, Bank is authorized to:
3.1Make the Initial Disbursement in the manner and for the purpose provided by Section 6.2 directly to the parties to whom the respective payment is to be made.
3.2Make additional disbursements in the manner and for the purposes provided in Sections 6.3 and 6.4 subject to the limits set forth in Section 6.5 hereof. Interest at the Borrower's Interest Rate or the Default Rate, as the case may be, shall accrue with respect to each disbursement on and after the date such disbursement is made, and shall be payable in accordance with the Note (provided that no interest shall accrue on any undisbursed Loan proceeds or, with respect to any amount of a disbursement that is repaid, from and after the date of such repayment).
4.CONDITIONS PRECEDENT TO RECORDATION. Prior to Recordation the following conditions shall have been satisfied (or waived in writing by Bank in its sole discretion and without obligation to do so):
4.1Bank shall have received and approved of:
4.1.1an executed original of this Agreement;
4.1.2the executed Note;
4.1.3the executed and notarized Trust Deed;
4.1.4the executed and notarized Guaranty;
4.1.5the executed Environmental Indemnity;
4.1.6the UCC – 1 Financing Statement;
4.1.7the executed Letter Agreement;
4.1.8the executed Subordination of Property Management Agreement;
4.1.9UCC search for Borrower and its general partner(s), if any;
4.1.10the Financial Statements;
4.1.11a completed Statement of Insurance Requirements, together with copies of original insurance policies or certificates thereof for the insurance required by Section 8.5 hereof;

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4.1.12such tenant estoppels and subordination, non-disturbance and attornment agreements as Bank may reasonably require;
4.1.13a preliminary title report issued by Title Insurer showing the condition of title to the Property with the Property's legal description and a copy of all documents listed as exceptions in the title report;
4.1.14evidence reasonably satisfactory to Bank that the Project complies with all applicable zoning ordinances;
4.1.15a property condition assessment in form and substance satisfactory to Bank;
4.1.16a "phase one" environmental assessment, in form and substance satisfactory to Bank ("Environmental Assessment") prepared by a qualified licensed environmental consultant acceptable to Bank. The Environmental Assessment shall, at a minimum, include a description of current and former uses of the Property and the results of an inspection of the Property and adjacent and neighboring property sufficient to form a basis for a reasoned opinion concerning the existence of, or potential for, Hazardous Substance contamination on or in the vicinity of the Property. In the event the Environmental Assessment indicates that the Property may be affected by Hazardous Substances, or is otherwise unsatisfactory to Bank, in Bank's sole discretion, Bank may require additional or further environmental testing, inspection and/or assessment of the Property;
4.1.17an Appraisal performed by an Appraiser engaged by Bank and in form and substance satisfactory to Bank in its sole discretion, which Appraisal is dated within three (3) months of Recordation;
4.1.18the Loan Policy described in Section 8.2 hereof, naming Bank as insured to the extent of the Loan amount, or confirmation from the Title Insurer that it has committed to issue the same;
4.1.19the property management agreement for the Project, if any;
4.1.20if Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower; and
4.1.21the form of tenant lease to be attached as Exhibit C to this Agreement ("Lease Form").
4.2If required by Bank as indicated by an "X" in the box opposite the required item, Bank shall have received:

X	4.2.1	the Guaranty executed by Guarantor in favor of Bank;
X	4.2.2
a current ALTA/NSPS Land Title Survey of the Property including dimensions, delineations and locations of all easements and Improvements thereon, satisfactory to the Title Insurer if required by it and to Bank;

	4.2.3
a performance bond naming Bank as co-obligee, and labor and material payment bond, in a penal sum equal to such amount as Bank may require, in form and content meeting the statutory requirements of the California Civil Code, if the Property is situated in California or the statutory requirements of the state in which the Property is situated if elsewhere;

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X	4.2.4	an Opinion Letter from Borrower's counsel to the effect set forth in Sections 7.4, 7.10, and 7.17 hereof, and containing such other opinions as may be required by Bank;
X	4.2.5	If Borrower, a managing member or a general partner of Borrower or any Guarantor is a corporation:
		(a) a certified copy of its Articles of Incorporation and by-laws and all amendments thereof, as filed with the Office of the Secretary of State;
		(b) a Certificate of Status; and

(c)    certified Resolution of Board of Directors of Borrower or Guarantor, as applicable, authorizing the consummation of the transactions contemplated hereby and providing for the execution of a written direction of payment if Loan proceeds are to be paid to a Person other than Borrower;

X	4.2.6	If Borrower, a managing member or a general partner of Borrower or any Guarantor is a limited liability company:
		(a) a certified copy of its Articles of Organization/Certificate or Formation, as filed with the Office of the Secretary of State, and all amendments, restatements and corrections thereto;
		(b) a copy of its Operating Agreement, and all amendments, restatements and corrections thereto;
		(c) a Certificate of Status;

(d)    in the case of a member-managed limited liability company, the consent of all of the members of the limited liability company authorizing the transactions contemplated hereby and the execution of the documents contemplated by this Agreement; and

(e)    in the case of a manager-managed limited liability company, the consent of all of the managers of the limited liability company authorizing the transactions contemplated hereby and the execution of the documents contemplated by this Agreement.

(f)    if the Property is located in a state other than the state of such limited liability company's formation, evidence that such entity has registered to do business in the state in which the Property is located.

	4.2.7	If Borrower, a managing member or a general partner of Borrower or any Guarantor is a General Partnership or Joint Venture:
		(a) the Partnership or Joint Venture Agreement; and
		(b) a certified copy of the Statement of Partnership Authority (GP-1), as filed with the Office of the Secretary of State.
X	4.2.8	If Borrower, a managing member or a general partner of Borrower or any Guarantor is a limited partnership:
		(a) the Limited Partnership Agreement;
		(b) a certified copy of the Certificate of Limited Partnership (LP-1), as filed with the Office of the Secretary of State;

(c)    a Certificate of Good Standing; and
(d)    the consent of all of the partners of the limited partnership authorizing the transactions contemplated hereby and the execution of the documents contemplated by this Agreement.

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	4.2.9	If Borrower, a managing member or a general partner of Borrower or any Guarantor is a Trust, a copy of the Trust declaration and/or such other documents with respect to the Trust as Bank may require;
	4.2.10	A copy of the preliminary subdivision public report issued by the Department of Real Estate ("DRE") with respect to the Property;
	4.2.11	A copy of the final subdivision public report issued by the DRE with respect to the Property;
X	4.2.12	A copy of the declaration of conditions, covenants and restrictions affecting the Property (if any);
4.2.13
A certified copy of the articles of incorporation, as filed with the Office of the Secretary of State, and the by-laws of the owners' association referred to in the declaration of conditions, covenants and restrictions affecting the Property; and

4.2.14
If the Property is situated outside the State of California, an opinion of local counsel of Bank's selection to the effect that (a) upon due authorization and execution by the parties thereto and upon such recording or filing thereof as may be specified in the opinion, the Note, the Trust Deed, this Agreement, the Guaranty, and the Environmental Indemnity will be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) the Trust Deed creates the lien it purports to create on the Project, and effectively assigns the leases purported to be assigned thereby, and stating the manner of recording or filing to be effected in order to establish, preserve and protect the Bank's interest therein, and whether there is any necessity for the re-recording of the Trust Deed or re-filing requirements, if any; (c) upon due recording or filing of the Trust Deed, it will, to the extent of all advances made hereunder, be prior to all subsequently filed constitutional or statutory liens for services rendered or materials furnished to the Property regardless of the time such services were rendered or materials furnished as the case may be; (d) in the event of the foreclosure or other method of enforcement of the remedies provided for in the Trust Deed, any leases of the Property will, at Bank's option, remain in full force and effect between the lessees thereunder and the Bank or any purchaser of the Property pursuant to such remedial action; (e) all rights of redemption of Borrower shall be extinguished upon the consummation of the foreclosure sale of the Trust Deed; (f) Bank, by making the Loan, (i) shall not be deemed to be doing business in that state or, if the making of the Loan constitutes doing business in that state, that Bank has been duly qualified to do business in that state, (ii) shall not become subject to the payment of any income, franchise, capital or other similar taxes or assessments with respect to its ownership of the Note or the receipt of principal or interest thereunder other than customary corporate income taxes on the interest received thereon, (iii) shall not be violating the usury laws of that state, and (g) as to such other matters incident to the transactions contemplated hereby, as Bank may require.

5.CONDITIONS PRECEDENT TO DISBURSEMENT. Prior to any disbursement of the Loan proceeds (including the Initial Disbursement and any subsequent disbursements), the following conditions shall have been satisfied (or waived in writing by Bank in its sole discretion and without obligation to do so):

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5.1Title Insurer shall have issued or agreed to issue the Loan Policy, naming Bank as insured with a liability limit equal to the Loan amount.
5.2Bank shall have received the executed Disbursement Schedule attached as Exhibit A hereto.
5.3The UCC-1 Financing Statement shall have been delivered for filing with the Secretary of State for the state where the Borrower is organized.
5.4Prior to (a) the Initial Disbursement, Title Insurer shall have irrevocably committed to (i) submit the Trust Deed for Recordation and (ii) provide Bank with "gap coverage" and otherwise issue the Loan Policy in the form approved by Bank as of the making of the Initial Disbursement despite any delays or failures in the recording of the Trust Deed, and (b) the first disbursement after the Initial Disbursement, Recordation shall have occurred.
5.5No Default or Event of Default shall exist under this Agreement, the Note or any other Transaction Document.
5.6The representations and warranties of Borrower made in Article 7 of this Agreement shall be true and correct in all material respects on and as of the date of the disbursement with the same effect as if made on such date (subject to Borrower's right to update (a) the representation and warranty set forth in Section 7.8.1 and (b) the Beneficial Ownership Certification referenced in Section 7.26 in accordance with Section 8.23, in each case, as a result of the passage of time and so long as any such update is not the result of, and does not otherwise constitute a, Default or Event of Default hereunder or any other Transaction Document).
5.7[Reserved].
5.8Bank shall have confirmed that all of the applicable conditions listed in Article 4 hereof shall have been satisfied.
6.LOAN DISBURSEMENTS. The proceeds of the Loan shall be used only for the financing of the Property and Tenant Allowance Costs, all as set forth on the Disbursement Schedule, and shall be disbursed to or for the account of Borrower as follows:
6.1Method of Disbursement: Subject to fulfillment of all applicable conditions and the terms and procedures set forth in this Agreement and the Disbursement Schedule, (a) each disbursement (other than the Initial Disbursement) shall be made on the basis of a Draw Request submitted by Borrower to Bank, and (b) upon Bank's approval of the Draw Request, the proceeds of the disbursement shall be deposited into the commercial account identified to Bank by Borrower or in the case of the Initial Disbursement, into an escrow with Title Insurer, to be subsequently disbursed to Borrower in accordance with this Agreement, except that the proceeds of any disbursement being used to reimburse Borrower for the costs of acquiring the Project or to amounts owing to Bank on the Loan shall be made by book entry.
6.2Initial Disbursement of Loan Proceeds: Following Recordation, and upon satisfaction of the conditions of Article 5 and Section 6.1 hereof, Bank shall disburse to the Persons indicated (including Bank) in accordance with Section I of the Disbursement Schedule the amounts shown thereon.
6.3Subsequent Disbursements. Upon satisfaction of the conditions of this Article 6, Bank shall disburse such sums as are required for the Tenant Allowance Costs as set forth on the Disbursement Schedule. Such disbursements shall be made in accordance with the applicable provisions of the Disbursement Schedule. All funds disbursed hereunder to Borrower shall be

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received by Borrower in trust and Borrower agrees that the same shall be used only for the payment of those items contemplated by the particular disbursement.
6.4Disbursements for Tenant Allowance Costs. In addition to the conditions to disbursement set forth above, the following additional conditions shall be satisfied and procedures followed before any disbursement of the Loan funds is made for any Tenant Allowance Costs:
6.4.1All the conditions precedent to funding set out in Section 5 above shall have been satisfied.
6.4.2Bank shall have received a Draw Request from Borrower that includes Borrower's certification as to the applicable Tenant Allowance Costs to be reimbursed (and that such Tenant Allowance Costs have actually been incurred by Primary Tenant) and is accompanied by (a) such invoices, lien waivers, and backup information as Bank may reasonably request, and (b) all information required to be delivered by Primary Tenant to Borrower in connection therewith pursuant to the Primary Lease.
6.4.3Bank shall have received (a) a nothing further letter, and/or (b) such endorsement(s) to Bank's Loan Policy as Bank may reasonably request (to the extent available), in each case with respect to the applicable disbursement and Tenant Allowance Costs.
6.4.4Each request for an advance shall be made by funding Tenant Allowance Costs actually incurred by Primary Tenant and requested to be reimbursed by Borrower in accordance with the Primary Lease.
6.4.5Borrower shall not use any portion of any advance of the Loan allocated to Tenant Allowance Costs for payment of any other cost except as specifically set forth in a Draw Request approved by Bank in writing.
6.4.6For the avoidance of doubt, any Loan proceeds to be disbursed to Borrower hereunder after the Initial Disbursement may only be used by Borrower for Tenant Allowance Costs and not for any other costs or expenses incurred by Borrower pursuant to a lease at the Property (including the Primary Lease) including, without limitation, any costs or expenses incurred by Borrower for constructing any tenant improvements Borrower may be required to construct pursuant thereto.
6.5Disbursement Limits.
6.5.1Borrower will be entitled to receive disbursements of Loan funds in installments as Tenant Allowance Costs are actually incurred and requested by Primary Tenant to be reimbursed by Borrower in accordance with the Primary Lease in an amount equal to one hundred percent (100%) of such Tenant Allowance Costs, less the amount of all previous disbursements for such Tenant Allowance Costs, if any. For the avoidance of doubt, subject to satisfaction of the other conditions set forth herein for disbursement of Loan funds, Borrower has the right to request disbursement of Loan funds for Tenant Allowance Costs even after Borrower has already reimbursed the same to Primary Tenant pursuant to, and in accordance with, the terms of the Primary Lease.
6.5.2Bank shall not be required to disburse an aggregate amount of the Loan proceeds for Tenant Allowance Costs which exceeds the lesser of (a) the amount of Tenant

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Allowance Costs actually incurred by Primary Tenant and requested to be reimbursed by Borrower pursuant to the Primary Lease, and (b) $3,500,000.00.
7.REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants, which representations and warranties shall survive any investigations, inspections or inquiries made by Bank or any of its representatives or the disbursement of Loan proceeds hereunder, that:
7.1If Corporation: If a corporation, it is duly organized and validly existing, in good standing under the laws of the state of its incorporation, has stock outstanding which has been duly and validly issued, is qualified to do business, and is in good standing under the laws of the state in which the Property is situated, with full power and authority to consummate the transactions contemplated hereby.
7.2If Limited Liability Company: If a limited liability company, it is duly organized and validly existing, in good standing under the laws of the state of its formation, and is in good standing under the laws of the state in which the Property is situated, with full power and authority to consummate the transactions contemplated hereby.
7.3If General Partnership: If a general partnership, it is duly organized and validly existing, with full power and authority to consummate the transactions contemplated hereby.
7.4If Limited Partnership: If a limited partnership, it is duly organized and validly existing, in good standing under the laws of the state of its formation, and is in good standing under the laws of the state in which the Property is situated, with full power and authority to consummate the transactions contemplated hereby, and each of Borrower's ownership interests has been issued in compliance with all applicable federal and state securities laws and regulations.
7.5If Trust: If a trust, it is duly organized, validly existing and the trustees thereof are qualified to act as trustee, with full power and authority to consummate the transactions contemplated hereby.
7.6Taxes: Borrower has filed all tax returns required to be filed (subject to any applicable right that Borrower has to extend its filing deadline under applicable law, but only if Borrower has satisfied any conditions to such extension or is granted such extension by the appropriate Governmental Authority) and paid all taxes shown thereon to be due, including interest and penalties, except for taxes being contested in good faith by appropriate proceedings the details of which have been disclosed to Bank in writing and for which Borrower has provided adequate reserves for payment.
7.7Financial Statements: The Financial Statements heretofore delivered to Bank are true and correct in all monetary and material non-monetary respects, have been prepared in accordance with sound and prudent accounting principles, consistently applied, fairly present the respective financial conditions of the subjects thereof as of their respective dates; no materially adverse change has occurred in the financial conditions reflected therein since their respective dates and no additional borrowings have been made by Borrower or any Guarantor since the date thereof other than the borrowing contemplated hereby or approved by Bank.
7.8Litigation:
7.8.1There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, the Project, or involving the validity or enforceability of the Trust Deed or the priority of the lien thereof, at law or in equity, or before or

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by any Governmental Authority. To Borrower's knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.
7.8.2Except as set forth in any document delivered pursuant to Section 18(b)(iv) of the Guaranty, as of the later of the date hereof or the last day of the most recently completed calendar year for which Guarantor has delivered the documents required by Section 18(b) of the Guaranty, (i) there is no suit, action, proceeding, including any bankruptcy proceeding, or governmental investigation pending against, or to the knowledge of Borrower threatened in writing against, Guarantor (other than any suit, action or proceeding in which Guarantor is the plaintiff and in which no counterclaim or cross-claim against Guarantor has been filed), and (ii) there is no judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against Guarantor, nor is Guarantor in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court, which in the case of either (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
7.9Intentionally Deleted.
7.10No Breach: The consummation of the transaction hereby contemplated and performance of this Agreement and the other Transaction Documents will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, bank loan or security agreement, corporate charter, bylaws or other instrument to which Borrower or any Guarantor is a party or by which it may be bound or affected.
7.11Utilities: All utility services necessary for the operation of the Improvements are available at the Project, including water supply, storm and sanitary sewer facilities, gas, electric, and telephone facilities.
7.12Other Liens: Borrower has not entered into a PACE Loan or made any other contract or arrangement of any kind, the performance of which by the other party thereto could give rise to a lien on the Property, other than Permitted Encumbrances.
7.13No Default: There is no Default or Event of Default on the part of Borrower under this Agreement or any other Transaction Document.
7.14CC&R's, Zoning: Borrower has examined, is familiar with, and the Improvements will (a) in all respects conform to and comply with all zoning ordinances, and (b) in all material respects conform to and comply with all covenants, conditions, restrictions, and reservations affecting the Project.
7.15Title to Personal Property: Any Personal Property required by Bank as additional security for the Note is vested in Borrower free and clear of all liens, encumbrances and adverse claims and that the security interest of Bank in the Personal Property shall be a first lien thereon (other than liens for Equipment Financing expressly permitted pursuant to Section 7.16 below).
7.16Other Financing: Borrower has not received other financing (including any PACE Loan or similar financing) for the Property and/or the Improvements (provided that this Section 7.16 shall in no way prohibit, and Borrower shall be permitted to enter into, equipment financing and/or equipment leases for Personal Property and not secured by the Land (as defined in the Trust Deed) or Improvements to be used in connection with the Project so long as the annual payments therefor do not exceed $50,000.00 in the aggregate (collectively, "Equipment Financing")).

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7.17Borrower's Powers; Enforceability: Borrower has full power and authority to execute this Agreement, the Note, and the other Transaction Documents to which it is a party and to undertake and consummate the transactions contemplated hereby and thereby, and to pay, perform and observe its conditions, covenants, agreements and obligations herein and therein contained. Each of the Transaction Documents, when executed and delivered to Bank, will constitute a legal, binding and valid obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar creditors rights laws, and by general principles of equity.
7.18Finder's Fees: Borrower hereby warrants and represents that it has not dealt with any Person who is or may be entitled to any finder's fee, brokerage commission, loan commission or other sum in connection with the execution of this Agreement, consummation of the transactions contemplated hereby and the making of the Loan by Bank to Borrower.
7.19Accuracy: All documents, reports, instruments, papers, information and forms of evidence delivered to Bank by Borrower with respect to the Loan are accurate and correct in all material respects, are complete in all material respects insofar as completeness may be necessary to give Bank true and accurate knowledge of the subject matter thereof, and do not contain any misrepresentations or omissions. Bank may rely on such documents, reports, instruments, papers, information and forms of evidence without investigation or inquiry, and any payment made by Bank in reliance thereon shall be a complete release in its favor of all sums so paid.
7.20Compliance with Laws and Restrictions: To Borrower's actual knowledge, Borrower is able to comply with all applicable Governmental Requirements, including but not limited to the requirements set forth in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to any qualified retirement plan sponsored or maintained by Borrower, and covenants, restrictions, easements and other encumbrances affecting the Property. Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by Borrower will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism ("USA Patriot Act") Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
7.21Title to the Property: Subject to the title exceptions set forth in Schedule B of the Loan Policy and other Permitted Encumbrances, Borrower owns good and indefeasible title to the Property, and the Property is free from encumbrances superior to the liens and security interests created by the Loan Documents and Borrower has full right and authority to make the conveyance and grant the security interests pursuant to the Loan Documents. No security interest (except in favor of Bank or in connection with Equipment Financing expressly permitted under Section 7.16 above) exists with respect to any personal property, chattel or fixture used in, or in connection with the operation or maintenance of the Property.
7.22Hazardous Substances: Except as expressly disclosed in the Environmental Report, (a) Borrower has not at any time disposed of, discharged, released or threatened the release of any Hazardous Substances in violation of any Hazardous Substances law, (b) to the best of Borrower's knowledge after commercially reasonable investigation, no condition exists that violates any Hazardous Substances law affecting the Property, (c) neither the Property nor any portion thereof is or has been utilized by Borrower as a site for the manufacture of any Hazardous Substances, and (d) to the extent that any Hazardous Substances are used, generated or stored by Borrower on the Property, or transported to or from the Property by Borrower, such

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use, generation, storage and transportation are in compliance with all Hazardous Substances laws.
7.23Place of Business. The principal place of business, chief executive office of Borrower, and the office where Borrower keeps its records, is located at the address or addresses specified on the signature page of this Agreement.
7.24ERISA. Borrower does not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower do not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.
7.25Property as a Legal Parcel. The Property constitutes one or more (i) separately and properly subdivided parcel(s) and (ii) separate tax parcel(s) that is (or are) complete on to itself (or themselves), in each case pursuant to all Governmental Requirements.
7.26Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.
8.BORROWER'S COVENANTS. Borrower covenants and agrees until the full and final payment of the Loan, unless Bank waives compliance in writing, that it will:
8.1Inspection: Permit Bank, and/or its representatives (and Bank and/or its representative shall have the right upon reasonable prior written notice to Borrower, except if Bank determines that an emergency exists that necessitates Bank proceeding without prior written notice to Borrower) to enter upon the Property and inspect the Property and the Improvements to determine Borrower's compliance with the Transaction Documents, and will reasonably cooperate with Bank in making its inspections. Inspections by Bank shall be for the purpose of protecting the security of Bank and preserving Bank's rights under the Transaction Documents and neither Borrower nor any third party shall be entitled to rely on Bank's inspection for any purpose whatsoever. No site inspection shall be deemed to constitute a waiver of any default of Borrower.
8.2Title Insurance: Deliver or cause to be delivered to Bank at Recordation or within a reasonable time thereafter the Loan Policy with a liability limit of not less than $35,500,000.00, issued by Title Insurer, insuring Bank's interest under the Trust Deed as a valid first priority lien on the Property, together with such reinsurance or coinsurance agreements or endorsements as Bank may require. The Loan Policy shall contain only such exceptions from its coverage as shall have been approved in writing by Bank. After Recordation, Borrower shall, at its own cost and expense, maintain the Trust Deed as a first priority lien on the Property (subject to Permitted Encumbrances) and deliver or cause to be delivered to Bank from time to time such endorsements to the Loan Policy as Bank deems necessary to insure such priority of the Trust Deed (to the extent available). Borrower shall furnish to Title Insurer surveys and any other information required to enable it to issue the Loan Policy.
8.3Leases. Except for Approved Leases (as defined below), all new leases and tenants of the Improvements shall be subject to Bank's written approval (which approval shall not be unreasonably withheld or delayed) prior to execution of any such lease. For purposes hereof, an "Approved Lease" shall mean a lease or rental agreement entered into by Borrower for space at the Project while no Event of Default exists (i) that demises 35,000 rentable square feet or less, if, and only if, such lease or rental agreement (a) is for a term of at least three (3) years, (b) provides for a minimum monthly rental rate of at least (x) $28.00 per square foot for office space and (y) $14.00 per square foot for warehouse space (or a blended average of the two if a leased space includes both office and warehouse space), (c) provides for maximum rent abatement equal to one and one-half (1.5) months abatement per year of lease term, and (d)

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provides for a maximum tenant improvement allowance of $80.00 per square foot, (ii) that does not permit the leased space to be used for a use that does not comply with Governmental Requirements, (iii) that does not contain any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of such Property, and (iv) that is on Borrower's form of tenant lease for space at the Project, in form and substance reasonably satisfactory to the Bank, including any commercially reasonable, non-material modifications requested by tenants or such other modifications as are approved by Bank (such approval not to be unreasonably withheld).
8.3.1Except for Approved Leases, Borrower shall deliver all proposed leases to Bank for review and approval prior to execution (which approval shall not be unreasonably withheld or delayed). Proposed leases shall be delivered to Bank, or to such specific individual as may be designated in writing by Bank. In no event shall Bank be deemed to have approved or consented to any lease covering any portion of the Project including any lease that permits the use of the Project for any illegal activity and/or fails to comply with all applicable federal, state and/or local laws, requirements, regulations and/or ordinances.
8.3.2Borrower shall use commercially reasonable and diligent efforts to maximize leasing revenue for the entire Project. Upon the request of Bank, Borrower shall provide Bank with a current rent roll supplying the name of the lessee and the net monthly rental for each space in the Project and such other information as Bank may reasonably request.
8.3.3All proposed modifications, amendments, extensions and renewals of any lease of space at the Project shall be delivered to Bank for review and approval prior to execution (which approval shall not be unreasonably withheld or delayed), unless the applicable lease was an Approved Lease at execution, and would continue to be an Approved Lease following such modification, amendment, extension or renewal, and provided, however, that Bank's approval shall not be required in connection with the exercise of any modification, amendment, extension or renewal right that is expressly granted to a tenant under the terms of any (a) lease in effect as of the date hereof or (b) any existing Approved Lease (or other lease approved by Bank pursuant to the terms of this Agreement) (so long as such modification, amendment, extension or renewal constitutes an arms-length transaction with a third-party tenant and the rents payable under such Lease remain substantially market rents).
8.3.4Upon the request of Bank, Borrower shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement and/or estoppel certificate with certain tenants of the Property (including Primary Tenant), in form and substance reasonably acceptable to Bank. Upon the request of Borrower or a tenant at the Property, Bank shall, at Borrower's cost and expense, deliver a subordination, non-disturbance and attornment agreement to such tenant on the Bank's then-current form thereof, subject to commercially reasonable modifications thereto as are reasonably acceptable to Bank and such tenant.
8.4Personal Property Installation: Not install on the Project materials, personal property, equipment, or fixtures subject to any security agreement or other agreement or contract wherein the right is reserved to any Person to remove or repossess any such material, equipment or fixtures, or whereby title to any of the same is not completely vested in Borrower at time of installation, without Bank's written consent, except (a) for Equipment Financing as expressly permitted under Section 7.16 above, (b) for typical office equipment in the leasing office (if any), and (c) personal property owned by tenants.
8.5Insurance: Prior to Recordation, procure and deliver to Bank and thereafter maintain a policy or policies of insurance in form and content and by an insurer or insurers satisfactory to Bank, including a clause giving Bank a minimum of thirty (30) days' notice if such insurance is cancelled, as follows: (a) hazard insurance in an amount not less than the full insurable value of the Improvements on a replacement cost basis, with the normal conditions

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including fire, extended coverage, vandalism, malicious mischief, and a lender's loss payable endorsement naming Bank as loss payee; (b) commercial general liability insurance on an "occurrence" basis, indicating coverage satisfactory to Bank, and naming Bank as an additional insured; (c) any additional or different coverage as may be specified in the Statement of Insurance Requirements, and (d) any and all additional insurance that Bank in its reasonable judgment may from time to time require (including, without limitation, earthquake and/or flood coverage), against insurable hazards which at the time are commonly insured against in the case of property similarly situated. TEXAS FINANCE CODE § 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO: (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME BANK AS THE PERSON TO BE PAID UNDER THE HAZARD INSURANCE POLICY IN THE EVENT OF LOSS; (B) BORROWER MUST, IF REQUIRED BY BANK, DELIVER TO BANK REASONABLE EVIDENCE OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSE (A) OR (B) ABOVE, BANK MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER'S EXPENSE.
8.6Maintain Records: Keep and maintain full and accurate books, accounts and records of its operations according to generally accepted accounting principles and practices for its type of business. All records relating to the income, expenses, management, operation, maintenance, repair, construction (including, without limitation, copies of all contracts, subcontracts, lien releases and invoices), alteration of or addition to the Property shall be kept at the principal business office of Borrower for not less than the term of the Loan. Borrower shall permit Bank and its representatives or agents to audit and/or examine, from time to time and upon reasonable written notice, all books and accounts and records pertaining to the Property and to make extracts therefrom and copies thereof. Borrower shall make all such books and records specified in the notice available at the time specified in the notice and at the place where the records are kept, or at the election of Bank, at Bank's office. If an Event of Default exists, Bank may perform any of the acts authorized by this Section 8.6 at the sole cost of Borrower. Borrower shall promptly reimburse Bank for its costs incurred in performing the foregoing and such costs shall be secured by the Trust Deed.
8.7Financial Information:
8.7.1Borrower shall cause Guarantor to furnish to Bank the financial information and certifications required pursuant to the terms of the Guaranty.
8.7.2Borrower shall furnish to Bank, within one hundred twenty (120) days after the end of each calendar year, or more frequently if requested by Bank (but not more than once in any twelve (12) month period unless an Event of Default exists), a full and complete Financial Statement of Borrower, including an internally prepared balance sheet and income statement.
8.7.3Borrower shall furnish to Bank (a) a detailed rent roll for the Project, and (b) an operating statement showing in reasonable detail all income and expenses for the Project for the previous calendar quarter, in each case within sixty (60) days after the end of such calendar quarter.
8.7.4Borrower shall cause Guarantor to maintain the financial covenants set forth in Section 18(a) of the Guaranty.

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8.7.5Borrower shall also furnish to Bank such other financial information concerning Borrower that Bank shall reasonably request.
8.8Maintenance of Property: Maintain in good working order and condition, consistent with industry practice and standards (taking into consideration normal wear and tear), all of its Property and not permit any physical waste thereof, and, in the ordinary course of business, make all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business.
8.9Taxes: Pay and discharge all lawful claims, including taxes, assessments, and governmental charges or levies imposed upon it or its income or profits or upon any properties belonging to it prior to the date upon which penalties attach thereto; provided that Borrower shall not be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings. For the avoidance of doubt, in no event shall any PACE Loan or their related liens be considered real property taxes or assessments for purposes of this Agreement.
8.10Notification of Default: Promptly upon becoming aware thereof, notify Bank in writing of the occurrence of any Event of Default under this Agreement, the Note, the Trust Deed, the Environmental Indemnity or any other Transaction Document or of any facts then in existence which would become an Event of Default hereunder or thereunder upon the giving of notice or the lapse of time or both.
8.11Payment of Costs: Pay all costs and expenses required to satisfy the conditions of this Agreement. Without limiting the generality of the foregoing, Borrower will pay:
8.11.1all taxes and recording expenses, including stamp taxes, if any;
8.11.2the fees and commissions lawfully due to brokers in connection with this transaction and hold Bank harmless from all such claims; and
8.11.3the fees of Bank's counsel in connection with the negotiation and preparation of this Agreement and the other Transaction Documents.
8.12No Conveyance or Encumbrance: Not to sell, convey, transfer, dispose of or further encumber (other than Permitted Encumbrances) the Property or the Improvements or any part thereof or any interest therein, be a party to any PACE Loans or their related liens, or enter into a lease covering all or any portion thereof or an undivided interest therein (other than an Approved Lease or other leases approved by Bank pursuant to the terms of the Loan Documents), either voluntarily, involuntarily or otherwise, or enter into an agreement to do so (other than a purchase and sale agreement executed by Borrower for the entire Project, which purchase and sale agreement must provide for the payment in full of all amounts owing under the Loan and the Transaction Documents through the purchase and sale escrow closing, and which purchase and sale agreement shall not be modified to reduce the purchase price below the amount necessary to pay all amounts owing under the Loan and the Transaction Documents without Bank's prior written consent) without the prior written consent of Bank. All easements, declarations of covenants, conditions and restrictions, and private or public dedications affecting the Property (other than those constituting Permitted Encumbrances) shall be submitted to Bank for its approval and such approval shall be obtained prior to the execution or granting of any thereof by Borrower, accompanied by a drawing or survey showing the precise location of each thereof.
8.13Management of the Property. The management of the Property shall be by either: (a) Property Manager(s), or another entity affiliated with Borrower approved by Bank for

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so long as Property Manager(s) or said affiliated entity is managing the Property in a first class manner; or (b) a professional third-party property management company reasonably approved by Bank. Such management by Property Manager, an affiliated entity or a professional property management company shall be pursuant to one or more written agreements approved by Bank (collectively, "Management Agreement"), it being agreed that the Amended and Restated Property Management and Services Agreement dated January 1, 2015 between Borrower and Property Manager in effect as of the date hereof has been approved by Bank. In no event shall any manager be removed or replaced or the terms of any such Management Agreement modified or amended without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed (so long as no Event of Default exists). After the occurrence and during the continuance of an Event of Default or a default under any such Management Agreement then in effect, which default is not cured within any applicable grace or cure period, Bank shall have the right to terminate, or to direct Borrower to terminate, such Management Agreement upon thirty (30) days' notice and to retain, or to direct Borrower to retain, a new management agent approved by Bank (such approval not to be unreasonably withheld so long as no Event of Default exists). It shall be a condition of Bank's consent to any such new Management Agreement, whether with an Affiliate of Borrower or otherwise, that such manager enter into an assignment and subordination agreement with Bank whereby the manager acknowledges and agrees to the aforesaid rights of Bank and to such other matters as Bank may reasonably require.
8.14Compliance with Governmental Requirements. Comply promptly with all Governmental Requirements. Within ten (10) Business Days after Borrower's receipt of any governmental permits, approvals or disapprovals, Borrower shall deliver copies of all such matters to Bank.
8.15Merger. Not divide itself or merge or consolidate with or into any Person.
8.16Acquisitions. Not directly or indirectly acquire part or all of a voting interest in any corporation or other business entity.
8.17Sale or Transfer of Assets. Except as otherwise allowable under the Trust Deed or this Agreement, not transfer, convey, sell or assign any part of the Project, or enter into any PACE Loans and their related liens.
8.18Furnishing Notices. Borrower shall promptly furnish Bank with copies, or, upon becoming aware thereof, promptly notify Bank in writing, of the following:
8.18.1any litigation affecting Borrower or any Guarantor, or if Borrower is a partnership, any general partner of Borrower, where the amount claimed is in excess of the Litigation Amount with respect to Borrower or any general partner of Borrower, or is in excess of $10,000,000 with respect to any Guarantor;
8.18.2any communication, whether written or oral, that Borrower may receive from any Governmental Authority giving notice of any claim or assertion that the Improvements fail in any respect to comply with any Governmental Requirements, or of any dispute which may exist between Borrower and any Governmental Authority that may adversely affect Borrower, the Property or the Project;
8.18.3any material adverse change in the physical condition of the Property;
8.18.4any filings (with true copies thereof) with any Governmental Authority regarding or pursuant to any law related to Hazardous Substances;

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8.18.5upon obtaining written notice thereof, any proceeding or inquiry by any Governmental Authority with respect to the presence of any Hazardous Substances on the Property or the migration thereof from or to other property;
8.18.6upon obtaining written notice thereof, all claims made or threatened in writing by any third party against Borrower or the Property relating to any loss or injury resulting from any Hazardous Substances;
8.18.7Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property or any part thereof that would cause the Property to be subject to any restriction on the ownership, occupancy, transferability or use of the Property under any Hazardous Substances laws; or
8.18.8any proposed or contemplated change in the organization or management of Borrower or in the nature of its business.
8.19Organization and Management: Without the prior written consent of Bank, Borrower shall not permit or suffer any change in management, organizational or other material changes in its structure or operations and if Borrower is a limited liability company, in the structure or operations of its managing member, and if Borrower is a limited partnership, in the structure or operations of its general partner, in each case, except to the extent not otherwise prohibited by Paragraph (28) of the Trust Deed. For the avoidance of doubt, Borrower shall not permit any Change of Control (as defined in the Trust Deed) to occur without Bank's prior written consent thereto.
8.20ERISA. Throughout the term of the Loan, (a) Borrower shall not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (b) the assets of Borrower shall not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.
8.21Single Purpose Entity Provisions. Borrower's sole business purpose shall be to own and operate the Project (and purposes incidental thereto). Borrower (a) shall conduct business only in its own name and under any trade name for the Improvements, (b) shall not engage in any business or have any assets unrelated to the Project, (c) shall not have any indebtedness (including entering into any PACE Loan or similar transaction) other than as permitted by this Agreement, (d) shall have its own separate books, records, and accounts (with no commingling of assets), (e) shall hold itself out as being an entity separate and apart from any other person or entity, (f) shall observe limited partnership formalities independent of any other entity, and (g) shall not change its name, identity, or organizational structure, unless Borrower shall have obtained the prior written consent of Bank to such change, and shall have taken all actions necessary or requested by Bank to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
8.22HVCRE.
8.22.1Except as expressly permitted pursuant to Section 8.22.2 below, Borrower shall not make any distribution of assets to any holder of a partnership interest or other ownership interest in Borrower, whether or not such a distribution is permitted under the terms of Borrower's limited partnership agreement, including without limitation repayment of any loans made to Borrower by any holder of a partnership interest or other ownership interest in Borrower, return of capital contributions, distributions upon termination, liquidation or dissolution of Borrower or any development, property management, accounting or other fees payable to any holder of a partnership interest or other ownership interest in Borrower that would

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constitute a return of capital contributed to Borrower by a holder of a partnership interest or other ownership interest in Borrower.
8.22.2Notwithstanding the foregoing Section 8.22.1, but subject to Section 8.22.3 and Section 8.24 below, Borrower may make distributions of Project Income to any holder of an ownership interest in Borrower, so long as (i) all Project Expenses then due and owing have been paid, and (ii) no Event of Default exists.
8.22.3Notwithstanding anything to the contrary contained in this Section 8.22 or in any other provision of any Transaction Document, Borrower shall not at any time make a distribution of assets that would cause the Loan to constitute a high volatility commercial real estate ("HVCRE") exposure as that term is defined pursuant to Part 217 of Chapter II of title 12 of the Code of Federal Regulations as modified by the revisions to Section 217.2 effective April 1, 2020. If, at any time, for any reason, the Loan constitutes an HVCRE exposure pursuant to Part 217 of Chapter II of title 12 of the Code of Federal Regulations as so modified, and the result of the foregoing is to increase the cost to Bank of making or maintaining the Loan or to reduce the return received by Bank in connection with the Loan to a level below that which Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material (collectively, "HVCRE Related Costs"), then, Bank shall notify Borrower, and thereafter the Borrower shall pay to Bank, as the case may be, within ten (10) Business Days of written demand therefor from Bank, additional amounts sufficient to compensate Bank (or its controlling corporation) for any such HVCRE Related Costs and that shall cause Bank to receive the same return Bank would have received had the Loan not constituted an HVCRE exposure.
8.23Beneficial Ownership Certification. Borrower covenants to promptly notify Bank of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of such Borrower's beneficial owners identified therein.
8.24Payment of Project Expenses and Interest from Project Income. For purposes of this Agreement, the term (a) "Project Income" shall mean all rents and other payments (including expense reimbursements, but not security deposits of tenants until, and then only to the extent, they are applied) payable to Borrower by tenants of the Improvements and/or other revenues received by Borrower from the Project, and (b) "Project Expenses" shall mean the costs and expenses payable by Borrower in connection with the ownership, operation, construction and maintenance of the Project, including, without limitation, real property taxes and assessments, insurance premiums, utility costs, and construction, maintenance, repair and operating costs and expenses, and all amounts then required to be paid under the Loan Documents (including interest). Before using or applying Project Income for any other purpose, Borrower shall first apply Project Income to pay Project Expenses that are then due and payable to the extent Project Income is sufficient therefor.
9.EVENTS OF DEFAULT. At the option of Bank, the following shall constitute "Events of Default" hereunder (including, if Borrower consists of more than one Person, the occurrence of any of such events with respect to any one or more of said Persons):
9.1Any default in the payment of principal due according to the terms hereof or of the Note and the continuance thereof for a period of five (5) Business Days (except for the required payment of all amounts owing under the Loan and the Transaction Documents on the Maturity Date, for which no grace or cure period shall apply).
9.2Any default in the payment of interest on advances made by Bank, or in the payment of fees or other amounts payable to Bank hereunder, under the Note or under any of the other Transaction Documents and the continuance thereof for a period of five (5) Business Days.

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9.3Any default in the performance of any covenant or agreement set forth herein, in the Trust Deed, the Note or any other Transaction Document (other than a default described in Sections 9.1 or Section 9.2 above or Sections 9.4 through 9.15, below), subject to any applicable notice or cure period. With respect to any default in the performance of any covenant or agreement described in this Section 9.3, if no notice or cure period is specified, such default shall not constitute an Event of Default under this Section 9.3 unless such default is not cured within thirty (30) days after Borrower's receipt of written notice from Bank of such default; provided that, if cure cannot reasonably be effected within such 30-day period, such default shall not be an Event of Default hereunder so long as Borrower promptly (in any event, within ten (10) Business Days after receipt of such notice) commences cure, and thereafter diligently (in any event, within sixty (60) days after receipt of such notice) prosecutes such cure to completion; and provided further, however, that notwithstanding the 30-day cure period described above in this Section 9.3, if a different notice or cure period is specified under this Agreement or such other Transaction Document as to any such default, the specific provision shall control, and Borrower shall have no more nor any less time to cure the default than is allowed under the specific provision as to such default.
9.4Borrower voluntarily suspends the transaction of business or there is an attachment, execution or other judicial seizure of any portion of Borrower's assets and such seizure is not discharged within thirty (30) days.
9.5Borrower becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors.
9.6Borrower files or there is filed against Borrower a petition to have Borrower adjudicated a bankrupt or a petition of reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Borrower, the same is dismissed within thirty (30) days.
9.7Borrower applies for or consents to the appointment of a receiver, trustee or conservator for any portion of Borrower's property or such appointment is made without Borrower's or any Guarantor's consent and is not vacated within thirty (30) days.
9.8Any representation by Borrower to Bank concerning Borrower's financial condition or credit standing or any representation or warranty contained herein proves to be false or misleading when made or deemed made; provided, however, that if Borrower was not aware of the false or misleading nature of such representation or warranty when such representation or warranty was made, then the making of such untrue representation or warranty shall not constitute an Event of Default if (a) the condition that gave rise to such false representation or warranty is susceptible of being cured, and (b) such condition is cured so that such condition conforms to the original representation or warranty and such representation or warranty is no longer untrue in any material respect within thirty (30) days after Borrower's receipt of written notification from Bank.
9.9A default occurs under Section 8.22 hereof.
9.10Any pension plan maintained by Borrower or any Guarantor is finally determined by the Pension Benefit Guaranty Corporation, or any successor thereof established under ERISA, to have an "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower or any Guarantor, as the case may be, as of the most recently ended fiscal quarter.
9.11The imposition, voluntary or involuntary, of any lien or encumbrance (other than Permitted Encumbrances) upon the Property without Bank's written consent or unless an

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adequate counter bond is provided and such lien is accordingly released within fifteen (15) Business Days of the imposition of such lien; provided, that, for the avoidance of doubt and without limiting the foregoing, Borrower shall have the right, at Borrower's expense and in Borrower's name, to contest in good faith any such lien or encumbrance against the Property by appropriate legal or administrative proceedings which are not prejudicial to Bank's rights hereunder, if (a) Borrower shall have demonstrated to Bank's reasonable satisfaction that such proceedings shall conclusively operate to prevent enforcement prior to final determination of any such proceedings, and (b) Borrower shall have timely furnished such adequate counter bond and such lien is accordingly released within such fifteen (15) Business Day period. In the event that, by any such contest, the Property or any portion thereof or any of the Trust Estate (as defined in the Trust Deed) is subject to imminent loss or forfeiture, such lien or encumbrance, as applicable, shall be immediately paid by Borrower.
9.12The occurrence of any event enumerated in Sections 9.4, 9.5, 9.6, 9.7, or 9.8 hereof with respect to any Guarantor, or any individual Guarantor dies or becomes incapacitated.
9.13Any Guarantor shall fail to perform, observe or comply with any financial covenant or other covenant or obligation set forth in the Guaranty or in the Environmental Indemnity, and such failure continues beyond any applicable grace or cure period.
9.14The Guaranty or the Environmental Indemnity at any time and for any reason cease to be in full force and effect, or any Guarantor contests or denies the validity or enforceability of the Guaranty or the Environmental Indemnity, or gives notice to Bank to such effect, or otherwise attempts to revoke or repudiate the Guaranty or the Environmental Indemnity as to any existing or future obligations.
9.15The occurrence of a default under Section 8.15 and/or Section 8.19 hereof.
9.16Notwithstanding anything to the contrary contained in the Transaction Documents, Borrower may cure an Event of Default under Sections 9.10, 9.12, 9.13 or 9.14 hereof solely relating to a Guarantor by (i) causing to be delivered to Bank an additional Guaranty executed by an Additional Guarantor in favor of Bank (the "Additional Guaranty") and an additional Environmental Indemnity executed by Borrower and such Additional Guarantor (the "Additional Environmental Indemnity"), which Additional Guaranty and Additional Environmental Indemnity shall be substantially identical to the Guaranty and the Environmental Indemnity, respectively, and shall incorporate such non-substantive changes as appropriate in light of the identity of the Additional Guarantor (provided, however, that no existing Guarantor shall be released from its respective obligations under the Guaranty or the Environmental Indemnity as a result of any such cure of an Event of Default), and (ii) by executing (and causing existing Guarantor and the Additional Guarantor to execute) any amendments or modifications to the Transaction Documents required by Bank in connection with the execution of the Additional Guaranty by Additional Guarantor and the Additional Environmental Indemnity by Borrower and Additional Guarantor as contemplated in this paragraph.
10.REMEDIES. If any Event of Default set forth in Article 9 occurs, then Bank, in addition to its other rights hereunder, may at its option, without prior demand or notice:

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10.1Terminate the obligation of Bank to make disbursements hereunder, or Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further disbursements.
10.2Declare the Note immediately due and payable. If such acceleration occurs, Bank may apply the undisbursed Loan proceeds to the obligations of Borrower under the Transaction Documents, in any order and proportion as Bank, in its sole discretion, may elect.
10.3Notwithstanding the exercise of either one or both of the remedies described in Sections 10.1 and 10.2 hereof, Bank may make any disbursements after the happening of any one or more Events of Default without thereby waiving its right to demand payment of the Note and without liability to make any other or further disbursements.
10.4Proceed as authorized by law to satisfy the indebtedness of Borrower to Bank and in that regard, Bank shall be entitled to all of the rights, privileges and benefits contained in the Trust Deed and the other Transaction Documents.
10.5Either directly or through an agent or court-appointed receiver, take possession of the Property.
11.POWER OF ATTORNEY. If any Event of Default as defined in Article 9 hereof exists, Borrower hereby constitutes and appoints Bank its true and lawful attorney in fact with the power and authority, including full power of substitution, to act, in Bank's sole discretion, but without the obligation to act, as follows:
11.1To take possession of the Project.
11.2To use any funds which may remain undisbursed under the Loan for the purpose of operating the Improvements and for other costs related thereto.
11.3To employ watchmen to protect the Property and Improvements from injury.
11.4To pay, settle or compromise all existing bills and claims against any funds which may remain undisbursed under the Loan or as may be necessary or desirable, as Bank in its sole discretion deems proper, for protection or clearance of title to the Property and Personal Property or for the protection of Bank's interest with respect thereto.
11.5To prosecute and defend all actions and proceedings in connection with the operation of the Improvements.
11.6As Bank in its reasonable discretion deems proper, to execute, acknowledge, and deliver all instruments and documents in the name of Borrower which may be necessary or desirable to do and to do any and every act with respect to the operation of the Improvements which Borrower might do on its own behalf.
11.7To notify all tenants then occupying all or any portion of the Project of the occurrence of the Event of Default and to instruct such tenants to pay all rent and other amounts as and when due under their respective tenant leases directly to Bank.
This power of attorney is a power coupled with an interest and cannot be revoked and any costs or expenses incurred by Bank in connection with any acts by Bank under or pursuant to this Section 11 shall be at the cost and expense of Borrower, repayable on demand by Borrower to

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Bank with interest thereon at the Default Rate, with any such advances made or costs or expenses incurred by Bank to be secured by the Trust Deed.
12.SECURITY INTEREST. Borrower does hereby give and grant to Bank a security interest in all funds and deposits of Borrower on deposit at Bank or any branch of Bank, as additional security for the obligations of Borrower contained in the Note, the Trust Deed and the other Loan Documents.
13.RELEASE AND INDEMNITY. Borrower agrees to release and indemnify, defend and hold Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all reasonable legal fees and expenses of Bank's counsel) arising out of or resulting from: any failure to satisfy any of the Governmental Requirements; Bank's performance of any act permitted under the Transaction Documents (excluding Bank's gross negligence or willful misconduct); breach of any representation or warranty made or given by Borrower to Bank; breach of any obligation of Borrower contained in any of the Transaction Documents; or any claim or cause of action of any kind by any party that Bank is liable for any act or omission committed or made by Borrower or any other Person in connection with the ownership, sale, operation or development of the Property, whether on account of any theory of derivative liability, comparative negligence or otherwise. THE FOREGOING INDEMNITY SHALL BE APPLICABLE AND SHALL COVER ANY LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES SUFFERED OR INCURRED BY BORROWER AS A RESULT OF ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES OR ANY STRICT LIABILITY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. Upon demand by Bank, Borrower shall defend any action or proceeding brought against Bank arising out of or alleging any claim or cause of action covered by this indemnity, all at Borrower's own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower. The provisions of this Section 13 shall survive the termination of this Agreement, the repayment of the Loan, and the release of the Property or any portion of it from the Trust Deed.
14.RESERVED.
15.RESERVED.
16.GENERAL CONDITIONS.
16.1Amendments and Waivers: No amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Bank, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.
16.2No Waiver: No delay or omission of Bank in exercising any right or power arising from any default by Borrower shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof. Bank may, at its option, waive any of the conditions herein and any such waiver shall not be deemed a waiver of Bank's rights hereunder but shall be deemed to have been made pursuant to this Agreement and not in modification thereof. No waiver of any Event of Default

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shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent Event of Default.
16.3No Third Party Benefits: This Agreement is made for the sole benefit of Borrower and Bank, their successors and assigns and no other Person or Persons shall have any rights or remedies under or by reason of this Agreement nor shall Bank owe any duty whatsoever to any claimant to exercise any right or power of Bank hereunder or arising from any default by Borrower.
16.4Notice: All notices or demands of any kind which either party may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be given by personal delivery, national overnight courier, or by certified or registered United States mail, postage prepaid. Notices addressed to Bank shall be sent to Bank at: 611 Anton Boulevard, 4th Floor, Costa Mesa, California 92626, Attn: Lisa Debenon, and notices addressed to Borrower shall be sent to the address set forth below its signature. Notices shall be effective upon receipt or when proper delivery is refused. In case of service by mail, notices shall be deemed complete at the expiration of the second day after the date of mailing. If Borrower consists of more than one Person, service of any notice or demand of any kind by Bank upon any one of such Persons in the manner hereinabove provided shall be complete service upon all. Either party may change its address for purposes of notice by giving notice of such change of address to the other party in accordance with the provisions of this paragraph.
16.5
16.6
16.7[Remainder of Page Left Intentionally Blank]

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16.8Entire Agreement: IN ACCORDANCE WITH SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES REGARDING THE MATTERS MENTIONED IN OR INCIDENTAL TO THIS AGREEMENT, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. The Transaction Documents supersede all oral negotiations and prior writings concerning the subject matter of the Transaction Documents, including any inconsistent terms of Bank's loan commitment to Borrower, if any; provided, however, that all obligations of Borrower under the loan commitment (including, without limitation, the obligation to pay any fees to Bank and any costs and expenses relating to the Loan) shall survive the execution and delivery of this Agreement and the other Transaction Documents, and any failure by Borrower to perform any such obligation shall constitute an Event of Default hereunder. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the Transaction Documents, the terms, conditions and provisions of this Agreement shall prevail. By executing this Agreement and initialing below, Borrower expressly represents and warrants that it did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in this Agreement or any of the other Transaction Documents in reaching its decision to enter into this Agreement or any of the other Transaction Documents and that no promises or other representations have been made to Borrower which conflict with the written terms of the Transaction Documents. Borrower represents to Bank that (i) it has read and understands the terms and conditions contained in this Agreement and the other Transaction Documents executed in connection with this Agreement, (ii) its legal counsel has carefully reviewed all of the Transaction Documents and it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and all other Transaction Documents, (iii) it is satisfied with its legal counsel and the advice received from it, and (iv) it has relied only on its review of the Transaction Documents and its own legal counsel's advice and representations (and it has not relied on any advice or representations from Bank or any of Bank's officers, employees, agents or attorneys). This Agreement may not be modified, amended or terminated except by a written agreement signed by each of the parties hereto.
17._______________
18.Borrower's Initials
19.
20.[Remainder of Page Left Intentionally Blank]

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20.1Documentation: In addition to the instruments and documents mentioned or referred to herein, Borrower will, at its own cost and expense, supply Bank with such other instruments, documents, information and data as may, in Bank's opinion, be reasonably necessary for the purposes hereof, all of which shall be in form and content acceptable to Bank.
20.2Borrower Information: Borrower agrees that Bank may provide any financial or other information, data or material in Bank's possession relating to Borrower, the Loan, this Agreement, the Property or the Improvements, to Bank's parent, Affiliate, subsidiary, participants or service providers, without further notice to Borrower.
20.3Not Assignable: Neither this Agreement nor any right of Borrower to receive any sums, proceeds or disbursements hereunder, or under the Note may be assigned, pledged, hypothecated, anticipated or otherwise encumbered by Borrower without the prior written consent of Bank. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of Bank, its successors and assigns and bind Borrower, its heirs, executors, administrators, successors and assigns.
20.4Time is of the Essence: Time is hereby declared to be of the essence of this Agreement and of every part hereof.
20.5Supplement to Other Documents: The provisions of this Agreement are not intended to supersede the provisions of the Trust Deed or any other Transaction Document but shall be construed as supplemental thereto; provided, however, in the event of any conflict or inconsistency between the provisions of this Agreement and any of the other Transaction Documents, the terms of this Agreement shall prevail and control.
20.6Joint and Several Obligations: If Borrower consists of more than one Person, the obligations of Borrower shall be the joint and several obligations of all such Persons, and any married person who executes this Agreement agrees that recourse may be had against his or her separate property for satisfaction of his or her obligations hereunder. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa.
20.7Governing Law: THE PARTIES HEREBY AGREE THAT THIS AGREEMENT AND ALL OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS .
20.8Governmental Regulations: If payment of the indebtedness secured by the Trust Deed is to be insured or guaranteed by any governmental agency, Borrower shall comply with all rules, regulations, requirements and statutes relating thereto or provided in any commitment issued by any such agency to insure or guarantee payment of such indebtedness.
20.9Collection Costs: Borrower shall pay promptly to Bank without demand, with interest thereon from date of expenditure at the Default Rate, reasonable attorneys' fees and all costs and other expenses paid or incurred by Bank in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement, and all appraisal review and environmental review costs incurred by Bank relating to the Project, and payment of all such costs and expenses shall be secured by the Trust Deed.
20.10Survival: The representations, warranties and covenants herein shall survive the disbursement of the Loan and shall remain in force and effect until the Loan is paid in full.

SMRH:4928-7588-8939.7	-37-	Term Loan Agreement (CIM - Penn Field)

20.11Waiver of Jury Trial: BANK AND BORROWER EACH ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR OUT OF THE LENDING RELATIONSHIP ESTABLISHED HEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES, AND THEREFORE, BORROWER AND BANK EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ACTIONS SOUNDING IN TORT) TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT RELATING HERETO OR ARISING FROM THE TRANSACTION CONTEMPLATED HEREUNDER OR THE LENDING RELATIONSHIP ESTABLISHED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE AND NOT BY A JURY.
20.12Financing Statements: Borrower hereby authorizes Bank to file such financing statements, including the UCC-1 Financing Statement, with the appropriate Governmental Authority which Bank determines is necessary to perfect its security interest in the Personal Property.
20.13Interpretation of Terms: When used in the Transaction Documents, (i) the term "including" shall mean "including, but not limited to," without limiting the generality of such term or clause to which it has referenced, and (ii) the term "or" is not exclusive.
20.14Venue and Jurisdiction. BORROWER AND BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR STATE COURT SITTING IN DALLAS, TEXAS (AND ANY APPELLATE COURT THEREOF) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (II) AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT, AND (IV) CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF TEXAS BY THE DELIVERY OF COPIES OF SUCH PROCESS TO BORROWER AT ITS ADDRESS SPECIFIED ON ITS SIGNATURE PAGE HERETO, TO BANK AT ITS ADDRESS SPECIFIED IN ITS SIGNATURE PAGE HERETO, OR BY CERTIFIED MAIL DIRECTED TO SUCH ADDRESSES (OR, IN ANY CASE, ANY OTHER ADDRESSES DESIGNATED BY BORROWER OR BANK IN A NOTICE TO EACH OTHER). NOTHING IN THIS PARAGRAPH SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST BORROWER OR ANY OF ITS PROPERTY IN ANY COURT OF ANY OTHER JURISDICTION.
20.15Maximum Interest. It is the intent of Borrower and Bank at all times to comply strictly with the applicable Texas law (or applicable United States federal law to the extent that it permits Bank to contract for, charge, take, reserve, or receive a greater amount of interest than under applicable Texas law) governing the maximum non-usurious rate or non-usurious amount of interest payable on the Note or the Related Indebtedness. If the applicable Texas law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Transaction Documents, or any other communication or writing by or between Borrower and Bank related to the Loan indebtedness or to the transaction or transactions that are the subject matter of the Transaction Documents; (ii) contracted for, charged, taken, reserved, or received by reason of Bank's exercise of the option to accelerate the maturity of the Note and/or the Related Indebtedness; or (iii) Borrower has paid or Bank has

SMRH:4928-7588-8939.7	-38-	Term Loan Agreement (CIM - Penn Field)

received by reason of any voluntary prepayment by Borrower of the Note and/or the Related Indebtedness, then it is Borrower's and Bank's intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate that have been collected by Bank shall be credited on the principal balance of the Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and that the provisions of the Transaction Documents immediately be deemed reformed to reduce the amounts thereafter collectible under the Transaction Documents, without the necessity of the execution of any new document, to comply with the applicable law, but to permit the recovery of the fullest amount otherwise called for; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Bank shall, with reasonable promptness after Bank discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against any Related Indebtedness then owing by Borrower to Bank. As a condition precedent to any claim seeking usury penalties against Bank, Borrower agrees that it shall provide written notice to Bank, advising Bank in reasonable detail of the nature and amount of the violation, and Bank shall have sixty (60) days after receipt of such notices in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Related Indebtedness then owing by Borrower to Bank. All sums contracted for, charged, taken, reserved, or received by Bank for the use, forbearance, or detention of any indebtedness evidenced by the Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Related Indebtedness (including all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Note and/or the Related Indebtedness for so long as any Loan indebtedness is outstanding. The provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply to the Note and/or the Related Indebtedness. Notwithstanding anything to the contrary contained in the Transaction Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. To the extent that Bank is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Loan indebtedness, Bank shall utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Bank to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Bank shall rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Bank may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. As used herein, the term "Related Indebtedness" means all indebtedness paid or payable by Borrower to Bank pursuant to the Transaction Documents, except Loan indebtedness that is paid or is payable by Borrower to Bank under the Note.
21.SEVERABILITY. Invalidation of any one or more of the provisions of this Agreement, the Trust Deed or the other Transaction Documents by judgment or court order shall in no way affect any of the other provisions thereof which shall remain in force and effect.
22.SPECIAL PROVISIONS. The special provisions, if any, are set forth in Exhibit B attached hereto and made a part hereof and are, by this reference, incorporated herein.
23.COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute but one and the same original.

SMRH:4928-7588-8939.7	-39-	Term Loan Agreement (CIM - Penn Field)

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SMRH:4928-7588-8939.7	-40-	Term Loan Agreement (CIM - Penn Field)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BANK: COMERICA BANK By: /s/ Stephen Leskovsky Name: Stephen Leskovsky Its: Vice President

Address: Comerica Bank 611 Anton Boulevard, 4th Floor Costa Mesa, CA 92626 Attn: Loan Administrator

[Signatures continue on following page]

SMRH:4928-7588-8939.7	S-1	Term Loan Agreement (CIM - Penn Field)

BORROWER:
CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By: CIM URBAN REIT GP II, LLC,
             a Delaware limited liability company,
             its general partner

By:_/s/ David Thompson Name: David Thompson
                   Title: Vice President and Chief Financial Officer

Address:
CIM URBAN REIT PROPERTIES IX, L.P.,
c/o CIM Group
4700 Wilshire Blvd.
Los Angeles, California 90010
Attn: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Harris B. Freidus, Esq.

SMRH:4928-7588-8939.7	S-2	Term Loan Agreement (CIM - Penn Field)

EXHIBIT A
DISBURSEMENT SCHEDULE
THE LOAN PROCEEDS IN THE AMOUNT OF $35,500,000.00 SHALL BE DISBURSED AS FOLLOWS:
I.INITIAL DISBURSEMENT.
    A.    To Borrower, the amount of $31,653,613.30.
    B.    Bank is hereby authorized and directed to disburse the balance of the Initial Disbursement directly to Bank, for appraisal fees, legal fees, UCC filing and search fees, flood determination fees, and other costs incurred in connection with the Loan in the approximate sum of $346,386.70 (as described below):

Deductions:
Loan Fee	$266,250.00
Legal Fees	$ 69,223.00
Appraisal Review	$1,750.00
Environmental Review	$858.00
Environmental Peer Review	$3,500.00
Flood Determination	$26.00
Tax Service Fee	$3,354.00
Good Standing Certs UCC Search Fee	$662.20 $763.50

II.SUBSEQUENT DISBURSEMENTS.
The remainder of the Loan proceeds in the aggregate sum not to exceed $3,500,000.00 shall be disbursed from time to time for Tenant Allowance Costs in conformity with this Agreement, and in particular the requirements of Articles 5 and 6 thereof.

SMRH:4928-7588-8939.7	EXHIBIT A – Page 1	Term Loan Agreement (CIM - Penn Field)

III.AUTHORIZED SIGNERS.
Borrower authorizes any one of the following named individuals, acting alone, to sign all Draw Requests and other documents in connection with the administration of the Loan. Borrower represents and warrants to Bank that the following signatures are specimen signatures of the persons named below:

/s/ David Thompson
David Thompson /s/ Jordan Dembo
Jordan Dembo

SMRH:4928-7588-8939.7	EXHIBIT A – Page 2	Term Loan Agreement (CIM - Penn Field)

THIS DISBURSEMENT SCHEDULE IS EXECUTED BY BORROWER AND BANK AS OF THE DATE FIRST SET FORTH IN THE ABOVE TERM LOAN AGREEMENT.

BORROWER:

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By: CIM URBAN REIT GP II, LLC,
             a Delaware limited liability company,
             its general partner

By: _/s/ David Thompson
Name: David Thompson
                   Title: Vice President and Chief Financial Officer

[Signatures continue on following page]

SMRH:4928-7588-8939.7	EXHIBIT A –S-1	Term Loan Agreement (CIM - Penn Field)

BANK: COMERICA BANK By: /s/ Stephen Leskovsky Name: Stephen Leskovsky Its: Vice President

SMRH:4928-7588-8939.7	EXHIBIT A –S-2	Term Loan Agreement (CIM - Penn Field)

EXHIBIT B
SPECIAL PROVISIONS
NONE

SMRH:4928-7588-8939.7	Exhibit B	Term Loan Agreement (CIM - Penn Field)

EXHIBIT C
LEASE FORM
SEE ATTACHED

SMRH:4928-7588-8939.7	Exhibit C	Term Loan Agreement (CIM - Penn Field)